As filed with the Securities and Exchange Commission on May 4, 2004
             Registration Nos. 333-        , 333-        -01 and 333-        -02

================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                    TXU CORP.
             (Exact name of registrant as specified in its charter)


                  Texas                                  75-2669310
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                                 TXU CAPITAL III
                                 TXU CAPITAL IV
           (Exact names of registrants as specified in their charters)


                Delaware                                75-6577026
                                                        75-6577076
(State of incorporation or organization)   (I.R.S. Employer Identification Nos.)

                                  Energy Plaza
                                1601 Bryan Street
                               Dallas, Texas 75201
                                 (214) 812-4600
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

TIMOTHY A. MACK, Esq.     ERIC H. PETERSON, Esq.      ROBERT J. REGER, JR., Esq.
Hunton & Williams LLP  Executive Vice President and    Thelen Reid & Priest LLP
    Energy Plaza              General Counsel              875 Third Avenue
  1601 Bryan Street              TXU Corp.             New York, New York 10022
 Dallas, Texas 75201         1601 Bryan Street              (212) 603-2000
   (214) 979-3000           Dallas, Texas 75201
                              (214) 812-4600
       (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                            ------------------------

    It is respectfully requested that the Securities and Exchange Commission also send copies of all notices, orders and communications to:

                              LUCAS F. TORRES, Esq.
                             Pillsbury Winthrop LLP
                                  1540 Broadway
                            New York, New York 10036
                                 (212) 858-1000
                                 --------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective when warranted by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                   TITLE OF EACH CLASS                           PROPOSED MAXIMUM                 AMOUNT OF
             OF SECURITIES TO BE REGISTERED                 AGGREGATE OFFERING PRICE/1//2/   REGISTRATION FEE/1//2/
--------------------------------------------------------------------------------------------------------------------
TXU Corp. Common Stock, without par value/3/
---------------------------------------------------------
TXU Corp. Rights to Purchase Series A Preference Stock/3/
---------------------------------------------------------
TXU Corp. Stock Purchase Contracts
---------------------------------------------------------
TXU Corp. Stock Purchase Units
---------------------------------------------------------
TXU Corp. Debt Securities
---------------------------------------------------------
TXU Corp. Preference Stock
---------------------------------------------------------
TXU Capital III Preferred Trust Securities
---------------------------------------------------------
TXU Capital IV Preferred Trust Securities
---------------------------------------------------------
TXU Corp. Guarantees with respect to
TXU Capital III Preferred Trust Securities
and TXU Capital IV Preferred Trust Securities/4/
---------------------------------------------------------
TXU Corp. Junior Subordinated Debentures/4//5/
--------------------------------------------------------------------------------------------------------------------
       Total............................................         $2,000,000,000                   $253,400/6/
====================================================================================================================

/1/ Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (Securities
     Act), and exclusive of accrued interest or distributions, if any.

/2/ There are being registered for issuance from time to time hereunder such presently indeterminate amount of common stock, stock purchase contracts, stock purchase units, debt securities and preference stock of TXU Corp. and preferred trust securities of TXU Capital III and TXU Capital IV, respectively, with an aggregate initial offering price not to exceed $2,000,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $2,000,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount. An indeterminate number of shares of common stock may also be issued by TXU Corp. upon settlement of the stock purchase contracts or stock purchase units of TXU Corp. The proposed maximum offering price per unit and the proposed maximum aggregate offering price will be determined, from time to time, by the registrants in connection with the issuance of the securities registered hereunder. Pursuant to Rule 457(o), which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, and General Instruction II.D. to Form S-3, the fee table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

/3/ The rights to purchase Series A Preference Stock will trade with the common stock. The value attributable to the rights to purchase Series A Preference Stock, if any, is reflected in the market price of the common stock. No separate consideration will be received for the rights to purchase Series A Preference Stock.

/4/ This registration is deemed to include the rights of the holders of the preferred trust securities of TXU Capital III and TXU Capital IV under the respective TXU Corp. guarantees and backup undertakings, consisting of the obligations of TXU Corp. to provide certain indemnities in respect of and pay and be responsible for certain expenses, costs, liabilities and debts of, as applicable, TXU Capital III and TXU Capital IV and such other obligations of TXU Corp. set forth in the respective Trust Agreements, the Subordinated Indenture, the related series of junior subordinated debentures and the respective Agreements as to Expenses and Liabilities, in each case as further described in this registration statement. No separate consideration will be received for the TXU Corp. guarantees or the respective Agreements as to Expenses and Liabilities. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable in respect of the TXU Corp. guarantees.

/5/ The junior subordinated debentures, to be issued by TXU Corp., will be purchased by TXU Capital III and/or TXU Capital IV with the proceeds of the sale of related preferred trust securities. No separate consideration will be received for the junior subordinated debentures.

/6/ Pursuant to Rule 457(p) under the Securities Act, this amount is offset in part by $36,687 of the $79,200 registration fee previously paid by TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia), a wholly owned indirect subsidiary of TXU Corp., in connection with the initial filing on May 5, 2000 of TXU Australia's registration statement on Form S-1, File No. 333-36484, which was withdrawn on July 16, 2003 with none of the securities registered thereunder having been sold, leaving a balance of $216,713 on the current registration fee. The other $42,513 of the $79,200 was utilized to offset the registration fee in connection with the initial filing on October 31, 2003 of TXU Corp.'s registration statement on Form S-3, File No. 333-110125.

     Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and Registration Statement File
Nos. 333-84418, 333-84418-01 and 333-84418-02.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION

STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 4, 2004

PROSPECTUS
                                 $2,000,000,000
                                AGGREGATE AMOUNT

                                 ---------------

                                    TXU CORP.

                                 DEBT SECURITIES
                                PREFERENCE STOCK
     COMMON STOCK WITH ATTACHED RIGHTS TO PURCHASE SERIES A PREFERENCE STOCK
                            STOCK PURCHASE CONTRACTS
                                       AND
                              STOCK PURCHASE UNITS

                                  -------------

                                 TXU CAPITAL III
                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                      FULLY AND UNCONDITIONALLY GUARANTEED
                             AS SET FORTH HEREIN BY
                                    TXU CORP.

              -----------------------------------------------------


     TXU Corp., TXU Capital III and TXU Capital IV may offer from time to time up to an aggregate of $2,000,000,000 of the securities discussed in this prospectus. This prospectus contains summaries of the general terms of these securities. The specific terms of these securities, their offering prices and the manner in which they will be offered will be described in supplements to this prospectus. You should read this prospectus and any applicable supplements carefully before you invest.

     TXU Corp., TXU Capital III and TXU Capital IV may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. More information on this topic can be found in this prospectus under the heading PLAN OF DISTRIBUTION.

     INVESTING IN THESE SECURITIES INVOLVES RISK. PLEASE SEE THE DISCUSSION OF RISK FACTORS THAT MAY AFFECT TXU CORP.'S FUTURE RESULTS IN TXU CORP.'S ANNUAL, QUARTERLY AND CURRENT REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, WHICH ARE INCORPORATED INTO THIS PROSPECTUS BY REFERENCE.

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU."

              -----------------------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        This prospectus is dated , 2004.


-------------------

The information in this prospectus is not complete and may be changed. TXU Corp., TXU Capital III and TXU Capital IV may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS..........................................................2
TXU CORP.......................................................................3
TXU CAPITAL III AND TXU CAPITAL IV.............................................5
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERENCE DIVIDENDS.......................................5
USE OF PROCEEDS................................................................6
FORWARD-LOOKING STATEMENTS.....................................................6
INCORPORATION BY REFERENCE.....................................................7
WHERE YOU CAN FIND MORE INFORMATION............................................7
DESCRIPTION OF TXU CORP. CAPITAL STOCK.........................................7
DESCRIPTION OF DEBT SECURITIES................................................10
DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON
   TRUST SECURITIES...........................................................19
DESCRIPTION OF THE GUARANTEE..................................................27
DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES.............................30
PLAN OF DISTRIBUTION..........................................................40
EXPERTS.......................................................................41
LEGALITY......................................................................41


                              ABOUT THIS PROSPECTUS

     This prospectus is a combined prospectus relating to two different registration statements filed at different times with the Securities and Exchange Commission (SEC), using a "shelf" registration process. The registration statements to which this combined prospectus relates are the following:

     o Registration Statement File Nos. 333-84418, 333-84418-01 and 333-84418-02, declared effective by the SEC on March 27, 2002, pursuant to which TXU Corp., TXU Capital III and TXU Capital IV may offer from time to time, in one or more offerings, up to a total of $2,000,000,000 of TXU Corp. Common Stock, without par value, TXU Corp. Rights to Purchase Series A Preference Stock, TXU Corp. Stock Purchase Contracts, TXU Corp. Stock Purchase Units, TXU Corp. Debt Securities, TXU Corp. Preference Stock, TXU Capital III Preferred Trust Securities, TXU Capital IV Preferred Trust Securities, TXU Corp. Guarantees with respect to TXU Capital III Preferred Trust Securities and TXU Capital IV Preferred Trust Securities, and TXU Corp. Junior Subordinated Debentures, provided that the aggregate amount of all such securities or combinations of such securities offered by TXU Corp., TXU Capital III and TXU Capital IV under that registration statement may not exceed $2,000,000,000.

     o    Registration Nos. 333-        , 333-        -01 and 333-        -02,
          declared effective by the SEC on _______________, pursuant to which TXU Corp., TXU Capital III and TXU Capital IV may offer from time to time, in one or more offerings, up to a total of $2,000,000,000 of TXU Corp. Common Stock, without par value, TXU Corp. Rights to Purchase Series A Preference Stock, TXU Corp. Stock Purchase Contracts, TXU Corp. Stock Purchase Units, TXU Corp. Debt Securities, TXU Corp. Preference Stock, TXU Capital III Preferred Trust Securities, TXU Capital IV Preferred Trust Securities, TXU Corp. Guarantees with respect to TXU Capital III Preferred Trust Securities and TXU Capital IV Preferred Trust Securities, and TXU Corp. Junior Subordinated Debentures, provided that the aggregate amount of all such securities or combinations of such securities offered by TXU Corp., TXU
          Capital III and TXU Capital IV under that registration statement may not exceed $2,000,000,000.

     This prospectus provides you with a general description of the securities TXU Corp., TXU Capital III and TXU Capital IV may offer. Each time TXU Corp., TXU Capital III or TXU Capital IV sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                                    TXU CORP.

     TXU Corp. engages in power production (electricity generation), retail and wholesale sales of electricity and natural gas, and the transmission and distribution of electricity and natural gas. In its competitive energy operations, TXU Corp. engages in hedging and risk management activities. TXU Corp. is one of the largest energy services companies in the United States (US) and Australia with $11 billion in revenue and over $31 billion of assets as of December 31, 2003. TXU Corp. owns or leases over 19,750 megawatts of power generation and for 2003 sold 128 terawatt hours of electricity and 206 billion cubic feet of natural gas. TXU Corp. delivers or sells energy to over 5 million residential, commercial and industrial customers in the US and Australia. At December 31, 2003, TXU Corp. had approximately 14,235 full time employees.

     TXU Corp.'s principal US operations are conducted through TXU US Holdings Company (US Holdings) (formerly TXU Electric Company) and TXU Gas Company (TXU
Gas). US Holdings' operations are conducted through TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In May 2004, Oncor expects to change its name to TXU Electric Delivery Company. TXU Corp.'s principal international operations are conducted through TXU Australia Group Pty Ltd (TXU Australia). In 2002, TXU Corp. exited its operations in Europe, which were conducted through TXU Europe Limited (TXU Europe).

     o US HOLDINGS, TXU ENERGY AND ONCOR - US Holdings is a holding company for TXU Energy and Oncor. As a result of the legislation passed in 1999 in Texas to encourage competition in the electric utility industry through restructuring and deregulation (1999 Restructuring Legislation), effective January 1, 2002 TXU Corp.'s integrated electric utility business was disaggregated and its operations were transferred to TXU Energy and Oncor. TXU Energy serves 2.6 million retail electric customers and owns, or leases and operates approximately 18,500 megawatts of power generating capacity. Oncor owns and operates 98,286 miles of electric distribution lines and 14,180 miles of electric transmission lines. In addition, as of January 1, 2002, certain other businesses within the TXU Corp. system were transferred to TXU Energy, including TXU Gas' hedging and risk management business and its unregulated retail commercial/industrial (business) gas supply operation, as well as the fuel transportation and coal mining subsidiaries of TXU Corp. that primarily service the generation operations. The operating assets of TXU Energy and Oncor are located principally in the north-central, eastern and western parts of Texas. US Holdings and its subsidiaries operate primarily within the Electric Reliability Council of Texas (ERCOT) system. ERCOT is an intrastate network of investor owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas, the Independent System Operator of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region. On April 26, 2004, TXU Corp. announced that TXU Fuel Company, the gas transportation subsidiary of TXU Energy, had agreed to sell its assets to Energy Transfer Partners, L.P. for $502 million in cash. As part of this transaction, TXU Energy will have an eight-year transportation agreement with the new owner to transport gas to TXU Energy's generation plants. The transaction is expected to close on June 1, 2004, subject to review under the Hart-Scott-Rodino Act.

     o TXU GAS - TXU Gas is a largely regulated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas, and also provides utility asset management services. TXU Gas serves more than 1.4 million retail gas customers and owns and operates 26,431 miles of gas distribution mains, 6,162 miles of gas transportation and gathering pipelines and underground storage reservoirs with 40 Bcf of capacity. TXU Gas also provides transportation services to gas distribution companies, electricity generation plants, end-use industrial customers and through-system shippers. On April 26, 2004, TXU Corp. announced its intent to sell TXU Gas.

     o TXU AUSTRALIA - TXU Australia is a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and sells electricity in wholesale and retail markets in the State of Victoria and purchases and sells electricity and gas in wholesale and retail markets in the State of South Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas through 481,307 supply points in Victoria; and TXU Pty. Ltd., which sells natural gas to approximately 480,000 retail customers in Victoria. TXU Electricity Limited sells electricity to approximately 582,000 retail customers and delivers electricity to 559,558 supply points, principally in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Australia also conducts portfolio management, which includes hedging and risk management activities. TXU Australia owns the only underground natural gas storage facility in Victoria and operates the 1280-megawatt Torrens Island generation plant in South Australia. TXU Australia also owns a 33.3% interest in a joint venture that owns and operates a gas transmission pipeline in Victoria and South Australia. On April 26, 2004, TXU Corp. announced that it had entered into an agreement to sell TXU Australia to Singapore Power for $3.7 billion, including $1.7 billion of assumed debt and $2.0 billion in cash. This transaction must be cleared by the Australian Competition and Consumer Commission and is expected to close in the third quarter of 2004.

     o OTHER - TXU Business Services Company (TXU Business Services) is a provider of certain financial, accounting, information technology, environmental, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries. TXU Business Services acts as transfer agent, registrar and dividend paying agent with respect to the common stock and preference stock of TXU Corp., and the preferred stock of US Holdings. TXU Business Services also acts as dividend paying agent for the preferred stock of TXU Gas and as agent for participants under TXU Corp.'s Direct Stock Purchase and Dividend Reinvestment Plan.

     In May 2003, TXU Corp. acquired the interests it did not already own in Pinnacle One Partners, L.P. (Pinnacle) a telecommunications joint venture that operates an established incumbent local exchange carrier serving residential and business customers in East Texas and certain suburbs of Houston, Texas. The business provides local, long distance, dial-up internet, digital subscriber line and network and data services, and has approximately 168,000 access lines. In May 2003, TXU Corp. finalized a plan to dispose of the business by sale. Accordingly, activities of Pinnacle since March 1, 2003 are reported as discontinued operations. In April 2004, TXU Corp. sold the telecommunications business for $527 million.

     TXU Corp. has aligned its operations into three reportable segments:
Energy, Energy Delivery and Australia.

     o ENERGY - operations principally in the competitive Texas market involving power production, retail and wholesale energy sales, and portfolio management, which includes hedging and risk management activities.

     o ENERGY DELIVERY - largely regulated operations in Texas involving the transmission and distribution of electricity and the purchase, transportation, distribution and sale of natural gas.

     o AUSTRALIA - operations principally in Victoria and South Australia involving power production, retail and wholesale energy sales in largely competitive markets, portfolio management including hedging and risk management activities, and natural gas transportation and storage, as well as regulated electricity and natural gas distribution.

     Commencing with the second quarter of 2004, TXU Corp. expects to report results of operations from TXU Australia and TXU Gas as discontinued operations.

     TXU Corp. is a holding company as defined in the Public Utility Holding Company Act of 1935. However, TXU Corp. and all of its subsidiary companies are exempt from the provisions of such Act, except Section 9(a)(2) which relates to the acquisition of securities of public utility companies and Section 33 which relates to the acquisition of foreign (non-US) utility companies.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                       TXU CAPITAL III AND TXU CAPITAL IV

     TXU Capital III and TXU Capital IV are identical Delaware statutory trusts, and each will be referred to in this prospectus as TXU Capital. Each was created in 1999 pursuant to a separate trust agreement among TXU Corp. as depositor of TXU Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Corp. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Corp. as trust assets. All of the common trust securities of TXU Capital will be owned by TXU Corp. The common trust securities will represent at least 3% of the total capital of TXU Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement.

     No separate financial statements of TXU Capital are included in this prospectus. TXU Corp. and TXU Capital consider that such statements would not be material to holders of the preferred trust securities because TXU Capital has no independent operations and its sole purposes are those stated above. TXU Corp. does not expect that TXU Capital will be filing annual, quarterly or current reports with the SEC.

     TXU Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for TXU Corp. for each of the years ended December 31, 1999 through 2003 are set forth in the table below.

                                                              Ratio of Earnings to Combined
                                      Ratio of Earnings to         Fixed Charges and
                 Period                   Fixed Charges           Preference Dividends
                 ------                   -------------           --------------------
     Year ended December 31, 1999              1.94                       1.94
     Year ended December 31, 2000              1.86                       1.83
     Year ended December 31, 2001              1.75                       1.70
     Year ended December 31, 2002              1.28                       1.24
     Year ended December 31, 2003              1.98                       1.93

     On April 26, 2004, TXU Corp. announced a number of transactions, including its agreement to sell TXU Australia and its intent to sell TXU Gas, its repurchase of the $750 million of outstanding 9% Exchangeable Preferred Membership Interests of TXU Energy and the initiation of a comprehensive liability management program, all of which will significantly impact the above ratios in future periods.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, TXU Corp. will use the net proceeds from the offering of its securities for general corporate purposes, which may include the repayment of short-term indebtedness.

     The proceeds from the sale of preferred trust securities by TXU Capital will be invested in junior subordinated debentures issued by TXU Corp. Except as TXU Corp. may otherwise describe in a related prospectus supplement, TXU Corp. expects to use the net proceeds from the sale of such junior subordinated debentures to TXU Capital for general corporate purposes, which may include the repayment of short-term indebtedness.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the incorporated documents, and other presentations made by TXU Corp. and TXU Capital contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements, other than statements of historical facts, that are included in this prospectus, as well as statements made in any supplement to this prospectus or in any document incorporated by reference into this prospectus, in presentations, in response to questions or otherwise, that address activities, events or developments that TXU Corp. and TXU Capital expect or anticipate to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, development or operation of power production assets, market and industry developments and the growth of TXU Corp.'s business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook"), are forward-looking statements. Although TXU Corp. and TXU Capital believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors that may affect TXU Corp.'s future results in TXU Corp.'s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated into this prospectus by reference, and the following important factors, among others, that could cause the actual results of TXU Corp. and TXU Capital to differ materially from those projected in such forward-looking statement:

     o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Public Utility Commission of Texas, the Railroad Commission of Texas and the US Nuclear Regulatory Commission with respect to:

          -    allowed rates of return;

          -    industry, market and rate structure;

          -    purchased power and recovery of investments;

          -    operations of nuclear generating facilities;

          -    acquisitions and disposal of assets and facilities;

          -    operation and construction of plant facilities;

          -    decommissioning costs;

          -    present or prospective wholesale and retail competition;

          -    changes in tax laws and policies; and

          - changes in and compliance with environmental and safety laws and policies;


     o    continued implementation of the 1999 Restructuring Legislation;

     o    legal and administrative proceedings and settlements;

     o    general industry trends;

     o    power costs and availability;

     o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

     o unanticipated population growth or decline, and changes in market demand and demographic patterns;

     o changes in business strategy, development plans or vendor relationships;

     o    competition for retail and wholesale customers;

     o    access to adequate transmission facilities to meet changing demands;

     o pricing and transportation of crude oil, natural gas and other commodities;

     o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

     o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

     o    commercial bank market and capital market conditions;

     o competition for new energy development and other business opportunities;

     o inability of various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;

     o    changes in technology used by and services offered by TXU Corp.;

     o significant changes in TXU Corp.'s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

     o significant changes in critical accounting policies material to TXU Corp.; and

     o    actions by credit rating agencies.


     Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. and TXU Capital undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. and TXU Capital to predict all of them; nor can TXU Corp. and TXU Capital assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                           INCORPORATION BY REFERENCE

     The SEC allows TXU Corp. and TXU Capital to "incorporate by reference" the information that they file with the SEC, which means that TXU Corp. and TXU Capital may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TXU Corp. and/or TXU Capital file in the future with the SEC will automatically update and supersede this information. TXU Corp. and TXU Capital incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed furnished and not filed, after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and any filings thereafter and until all of the securities described in this prospectus are sold:

     o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003; and

     o TXU Corp.'s Current Reports on Form 8-K, dated January 16, 2004, February 23, 2004, February 25, 2004, March 17, 2004, March 30, 2004
          and April 26, 2004.

     You may request a copy of these filings, at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600. TXU Corp. and TXU Capital will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. These filings are also available on TXU Corp.'s web site at http://www.txucorp.com under "Investor Resources - Financial Reports."

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. files annual, quarterly and other reports, proxy statements and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     Information about TXU Corp. is also available on its web site at http://www.txucorp.com. The information available on TXU Corp.'s web site is not a part of this prospectus.

                     DESCRIPTION OF TXU CORP. CAPITAL STOCK

     The authorized capital stock of TXU Corp. consists of 1,000,000,000 shares of common stock, without par value, of which 323,995,756 shares were outstanding at March 8, 2004, and 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s share rights plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C (Series C Shares), are authorized, outstanding and held by a wholly-owned subsidiary trust. TXU Corp. has the ability to retire the Series C Shares at any time.

     Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors.

     The common stock has no other preemptive or conversion rights. When the shares of common stock described in this prospectus are issued and sold, they will be fully paid and non-assessable.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of preference stock will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. as well as to all holders of debt of TXU Corp. These subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     The Texas Business Corporation Act and the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp. determine the rights and privileges of holders of capital stock. The information below is a summary of those terms. For a more detailed understanding of those terms, you should read the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp., which have been filed with the SEC, and the Texas corporate law.

     TXU Corp. may issue one or more series of preference stock without the approval of its shareholders. The preference stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe terms of any preference stock being offered. These terms will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in the office of the Secretary of State of Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o    The title of that series of preference stock;

     o    The number of shares in the series;

     o The dividend rate, or how such rate will be determined, and the dividend payment dates for the series of preference stock;

     o    Whether the series will be listed on a securities exchange;

     o The date or dates on which the series of preference stock may be redeemed at the option of TXU Corp. and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase, redeem or retire the series of preference stock;

     o The amount payable on the series of preference stock in case of the liquidation, dissolution or winding up of TXU Corp. and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

     o Any rights to convert the shares of that series of preference stock into shares of another series or into shares of any other class of capital stock.

     Shares of preference stock issued by TXU Corp. will be fully paid and non-assessable.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of the common stock is equal to every other share of the common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. The preferred trust securities previously issued by TXU Capital I and the related junior subordinated debentures issued by TXU Corp. were redeemed in April 2004. TXU Corp. has a right, from time to time, to delay interest payments for its outstanding junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preference stock during the extension period with certain limited exceptions. For a further description of TXU Corp.'s rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     In addition, TXU Corp. has issued stock purchase contracts, as a component of stock purchase units in connection with equity-linked securities, which require TXU Corp. to make periodic contract adjustment payments to the holders of the stock purchase units. TXU Corp. has a right to delay these payments during the term of the stock purchase contracts. TXU Corp. may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. TXU Corp. may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If TXU exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preference stock during the extension period with certain limited exceptions.

     The holders of preference stock have voting rights only in the following circumstances:

     o If dividends have not been paid for four full quarters, holders of preference stock may elect one-third of TXU Corp.'s Board of Directors or two directors, whichever is greater;

     o If dividends have not been paid for eight full quarters, holders of preference stock may elect a majority of TXU Corp.'s full Board of Directors;

     o TXU Corp. needs the approval of the holders of two-thirds of the outstanding shares of the preference stock in order to make the following changes in its capital structure:

               o Authorizing a new class of stock that ranks senior to the preference stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

               o Materially altering the Amended and Restated Articles of Incorporation in such a way as to change the terms of the preference stock, unless the change does not affect every series of preference stock, in which case holders of only those series affected may vote.

TXU Corp. will notify holders of preference stock of any meeting at which they may vote. Shares of preference stock have no preemptive rights.

     After the payment of all dividends due on the shares of any outstanding preference stock, holders of shares of the common stock are entitled to dividends when and as declared by TXU Corp.'s Board of Directors.

     The common stock of TXU Corp. is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

     On February 19, 1999, TXU Corp.'s Board of Directors adopted a shareholder rights plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock in a transaction or transactions that do not have the approval of TXU Corp.'s Board of Directors, the Rights become exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of each Right held. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     TXU Corp. may issue stock purchase contracts, including contracts that obligate holders to purchase from TXU Corp., and TXU Corp. to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require TXU Corp. to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

     A prospectus supplement will summarize material terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will refer to the forms of stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will also be discussed in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Corp.'s direct unsecured general obligations. The debt securities will be senior debt securities and will be issued under one or more separate indentures between TXU Corp. and The Bank of New York as trustee under each indenture.

     Material terms of the debt securities and each indenture are summarized below. The form of the indenture has been filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Corp.'s other senior and unsubordinated debt.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. The indenture does not limit the aggregate amount of indebtedness TXU Corp. or its subsidiaries may issue nor does it limit the ability of TXU Corp.'s subsidiaries to grant a lien on any of their assets. All these subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o    The title of the debt securities;

     o    Any limit upon the total principal amount of the debt securities;

     o The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

     o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

     o    Any right to delay the interest payments for the debt securities;

     o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     o Any date or dates on which the debt securities may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the debt securities;

     o Any additions to the events of default under the indenture or additions to the covenants of TXU Corp. under the indenture for the benefit of the holders of debt securities;

     o If the debt securities will be issued in denominations other than multiples of $1,000;

     o If payments on the debt securities may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the debt securities;

     o Any collateral, security, assurance or guarantee for the debt securities; and

     o Any other terms of the debt securities not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that TXU Corp. may issue.

     TXU Corp. may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Corp.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on any interest payment date will be paid to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp.

However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the debt securities, appoint one or more additional paying agents (including TXU Corp.) and remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the debt securities. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration, transfer or exchange of

     o any debt security during the 15 days before giving any notice of redemption or

     o any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(Indenture, Section 305.)

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than TXU Corp., sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

LIMITATION ON LIENS

     The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any series of debt securities is outstanding, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding debt securities, and all other indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time the capital stock is acquired by TXU Corp. or within 270 days after that time to secure all or a portion of the purchase price for the capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time the capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

          (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, TXU Corp. may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization, as defined below.

     "Indebtedness" means:

          (i) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

          (ii) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

          (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock, or its equivalent ownership interest, that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     "Consolidated Capitalization" means the sum of:

          (i)  Consolidated Shareholders' Equity;

          (ii) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

          (iii) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Shareholders' Equity" means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

          (i) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

          (ii)  deferred liabilities; and

          (iii) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     "Assets," with respect to any entity, means the whole or any part of its business, property, assets, cash and receivables.

     "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

     (Indenture, Section 608.)

     As of December 31, 2003, the Consolidated Capitalization of TXU Corp. was approximately $19.5 billion.

     The limitation on liens will not apply to any capital stock owned by subsidiaries of TXU Corp., except as discussed below; see - "Assignment of Obligations" below.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the debt securities and the indenture to a wholly-owned subsidiary, provided that no event of default under the indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the debt securities and under the indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the debt securities and the indenture.

     If such an assignment is made, unless the terms of the assigned debt securities state otherwise:

     o TXU Corp. will be released and discharged from all its other obligations under the debt securities and the indenture;

     o Any covenants made by TXU Corp. with respect to the debt securities would become solely covenants of, and would relate only to, the assuming subsidiary; and

     o There would be no limitation on liens on the capital stock of any Subsidiary, as defined above under - "Limitations on Liens," that is owned by TXU Corp, but the limitation will apply to capital stock of any subsidiary owned by the assuming subsidiary.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no event of default under the indenture, or event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

     The terms of the indenture do not restrict:

     o    TXU Corp. in a merger in which TXU Corp. is the surviving entity;

     o Any conveyance, transfer or lease of any part of the properties of TXU Corp. which does not constitute conveyance, transfer or lease of its properties and assets substantially as an entirety; or

     o The approval or consent of TXU Corp. to any consolidation or merger of any direct or indirect subsidiary or affiliate of TXU Corp., or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

(Indenture, Section 1103.)

EVENTS OF DEFAULT

     "Event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

     o Failure to pay interest on any debt security for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series;

     o Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for that series of debt securities.

(Indenture, Section 801.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

          (1)  all overdue interest on all debt securities of that series;

          (2) the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the trustee under the indenture; and

     o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

(Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

     TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

     o    To add additional events of default under the indenture;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

          (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o    To cure any ambiguity or inconsistency; or

     o To make any other changes to or add provisions with respect to matters and questions arising under the indenture, provided that the action will not adversely affect the interests of the holders of debt securities of any series in any material respect.

(Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. If any such amendment permits changes or elimination of provisions of the indenture that were required by the Trust Indenture Act to be contained in the indenture at the time of its execution, the indenture will be deemed to be amended to effect such changes or elimination. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

     The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101 ("Outstanding").)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

     The trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

     TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

                          DESCRIPTION OF TXU CAPITAL'S
             PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     TXU Capital will issue preferred trust securities and common trust securities under a trust agreement. In the following discussion, the preferred trust securities and the common trust securities, collectively, are referred to as the "trust securities." The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of TXU Corp., as the holder of the common trust securities, to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. (Trust Agreement, Section 4.03.) If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace the property trustee and the Delaware trustee. (Trust Agreement, Section 8.10.) All of the common trust securities of TXU Capital will be owned by TXU Corp. (Trust Agreement, Section 5.10.)

     TXU Corp. will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o TXU Corp.'s obligations under the junior subordinated debentures discussed below;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o    TXU Corp.'s agreement to pay the expenses of TXU Capital; and

     o TXU Corp.'s guarantee of payments due on the preferred trust securities to the extent of TXU Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Corp. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

     TXU Capital will use the proceeds from the sale of the trust securities to purchase junior subordinated debentures from TXU Corp. in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee. (Trust Agreement, Section 2.05.) The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust securities. (Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. Material United States federal income tax considerations applicable to the trust preferred securities will also be discussed in the applicable prospectus supplement. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

     The only income of TXU Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. (Trust Agreement, Section 2.08.) If TXU Corp. does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Capital), TXU Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Corp.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. (Subordinated Indenture, Section 311.) As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. (Trust Agreement, Section 4.01.) If TXU Corp. extends the interest period, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

     Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

     o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

     o    Distributions on the preferred trust securities; and

     o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

     Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of trust securities. Holders of trust securities will be given not less than 30 nor more than 60 days' notice of any redemption. (Trust Agreement, Section 4.02(a) -
(b).)

     Trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only to the extent that TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, the property trustee will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp. pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, TXU Corp. may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security transfer agent and registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the trust securities shall be made proportionally based on the liquidation amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o    The expiration of the term of TXU Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Corp.;

     o    Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; or

     o    At any time, at the election of TXU Corp.

(Trust Agreement, Sections 9.01 and 9.02.)

     The property trustee will liquidate TXU Capital and distribute to each holder of trust preferred securities a like amount of junior subordinated debentures, as expeditiously as the property trustee determines to be appropriate, upon the occurrence of:

     o    The expiration of the term of TXU Capital;

     o An early dissolution because of bankruptcy, dissolution or liquidation of TXU Corp.; or

     o    The election by TXU Corp. to dissolve TXU Capital.

The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, trust property will be liquidated and the holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation amount of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation amount of the preferred trust securities they hold. TXU Corp., as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     (1) The occurrence of an event of default under the subordinated indenture;

     (2) Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     (3) Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     (4) Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with item (2) or (3) above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of preferred trust securities having at least 10% of the total liquidation amount of the outstanding preferred trust securities; or

     (5) The occurrence of specified events of bankruptcy or insolvency with respect to TXU Capital.

(Trust Agreement, Section 1.01 ("Event of Default").)

     Within 90 business days after the occurrence of any event of default under the trust agreement that is known to the property trustee, the property trustee will transmit to the holders of trust securities and TXU Corp. notice of that default, unless it has been cured or waived. (Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merges or consolidates with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will not in any manner control the administration, operation and management of TXU Capital or have any voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o    Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Corp. to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or anyone else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 601(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote. (Trust Agreement, Section 6.02.)

     With respect to any of the circumstances described above under which holders of preferred trust securities are entitled to vote or consent, any of the preferred trust securities that are owned by TXU Corp., any trustee under the trust agreement or any affiliate of TXU Corp., shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01 ("Outstanding").)

     No vote or consent of the holders of preferred trust securities will be required for TXU Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     The administrative trustees of TXU Capital may be appointed, removed or replaced solely by TXU Corp. as the holder of the common trust securities; consequently, holders of preferred trust securities will have no rights to appoint, remove or replace the administrative trustees. (Trust Agreement, Section 8.10.)

AMENDMENTS

     The trust agreement may be amended from time to time by TXU Capital, with the approval of a majority of the administrative trustees and TXU Corp., without the consent of any holders of trust securities or the other trustees, in order to:

     (1)  cure any ambiguity;

     (2) correct or supplement any provision that may be inconsistent with any other provision of the trust agreement or any amendment of the trust agreement;

     (3) make any additional provision with respect to matters or questions arising under the trust agreement;

     (4)  change the name of the trust; or

     (5) modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Capital will not be classified as

          (a) an association taxable as a corporation for United States federal income tax purposes at any time that any trust securities are outstanding; or

          (b)  an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of trust securities. The amendments described in items (1), (2) and
(3) above will become effective when notice of the amendment is given to the holders of trust securities. (Trust Agreement, Section 10.03(a).)

     Except as provided below, any provision of the trust agreement may be amended by the administrative trustees and TXU Corp. with:

     o The consent of holders of trust securities representing not less than a majority in aggregate liquidation amount of the trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Capital to be classified for United States federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from the status of an "investment company" under the Investment Company Act.

(Trust Agreement, Section 10.03(b).) However, the holders of trust securities representing not less than 66-2/3% in aggregate liquidation amount of the trust securities then outstanding must consent to:

     o Any action that would materially adversely affect the powers, preferences or special rights of the preferred trust securities, whether by amendment to the trust agreement or otherwise; or

     o Any proposal with respect to the dissolution, winding-up or termination of TXU Capital, other than pursuant to the terms of the trust agreement.

(Trust Agreement, Section 6.01(c).) Further, each affected holder of trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of trust securities as of a specified date; or

     o Restricts the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after that date.

(Trust Agreement, Section 10.03(c).)

CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Capital may at the time be located, TXU Corp., as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Corp., as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Corp., as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of any TXU Capital trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation amount

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Corp. for such purpose. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Capital or TXU Corp. may require. A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request.

     TXU Capital will not be required to:

     o Issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed; or

     o Register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part.

(Trust Agreement, Section 5.04.)

TRANSFER AGENT AND REGISTRAR

     TXU Business Services Company will act as transfer agent and registrar for the preferred trust securities. (Trust Agreement, Section 5.04.) TXU Corp. will designate an office in the Borough of Manhattan, The City of New York through which any registrar and transfer agent acts, and TXU Corp. may subsequently change the location of that office. (Trust Agreement, Section 5.08.)

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

     The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The property trustee will hold the junior subordinated debentures on behalf of TXU Capital and will maintain a payment account with respect to the trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act. (Trust Agreement, Sections 2.06 and 2.07(a).)

     The administrative trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified for United States federal income tax purposes as an association taxable as a corporation and so that the junior subordinated debentures will be treated as indebtedness of TXU Corp. for United States federal income tax purposes. In this regard, TXU Corp. and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that each of TXU Corp. and the administrative trustees determines in its discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Corp. will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

     TXU Corp. will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp. may have or assert. The following payments will be subject to the guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Capital has funds available for these payments;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Capital, to the extent TXU Capital has sufficient funds for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital, except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Capital has funds available for these payments; and

          (2) the amount of assets of TXU Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Capital.

(Guarantee Agreement, Sections 1.01("Guarantee Payments") and 5.01.) TXU Corp. may satisfy its obligation to make a guarantee payment by either making a direct payment of the required amounts to the holders of preferred trust securities or causing TXU Capital to pay those amounts to those holders. (Guarantee Agreement, Section 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment. (Guarantee Agreement, Section 5.05.) If TXU Corp. does not make interest payments on the junior subordinated debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the preferred trust securities.

     The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp. including junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment. (Guarantee Agreement, Section 6.01.)

     TXU Corp. will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Corp. with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.)

     All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp. and will inure to the benefit of the holders of the preferred trust securities then outstanding. TXU Corp. may not assign its obligations under the guarantee agreement except in connection with a consolidation, merger or sale involving TXU Corp. that is permitted under the subordinated indenture, as described below under DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Consolidation, Merger and Sale of Assets." (Guarantee Agreement, Section 8.01.)

EVENTS OF DEFAULT

     An event of default under the guarantee will occur if TXU Corp. fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation amount of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Corp. to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

     TXU Corp. will be required to provide an annual statement to the guarantee trustee about TXU Corp.'s performance of some of its obligations under the guarantee and any default in its performance of the obligations. TXU Corp. will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Corp.'s compliance with all conditions under the guarantee. (Guarantee Agreement, Sections 2.04 and 2.05.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.02(a).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

     Subject to certain payment, reimbursement and indemnity obligations of TXU Corp. to the guarantee trustee, the guarantee will terminate and be of no further force and effect upon:

          o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

          o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

          o    Full payment of the amounts payable upon liquidation of TXU
               Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee.

     (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Corp. and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Corp. including the junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp. and with any guarantee that may be entered into by TXU Corp. in respect of any preferred or preference stock of any affiliate of TXU Corp.; and

     o    Senior to TXU Corp.'s common stock.

(Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp. to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else. (Guarantee Agreement, Sections 5.04 and 5.05.)

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, its obligations under the guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures, which the property trustee will hold on behalf of TXU Capital as trust assets, will be subordinated obligations of TXU Corp. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee.

     Material terms of the junior subordinated debentures and the subordinated indenture are summarized below. The subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in the subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     Because TXU Corp. is a holding company that conducts all its operations through subsidiaries, holders of the junior subordinated debentures will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o    The title of the junior subordinated debentures;

     o Any limit upon the total principal amount of the junior subordinated debentures;

     o The dates, or the method to determine these dates, on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, that will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the junior subordinated debentures;

     o Any additions to the events of default under the subordinated indenture or additions to the covenants of TXU Corp. under the subordinated indenture for the benefit of the holders of junior subordinated debentures;

     o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the junior subordinated debentures;

     o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

(Subordinated Indenture, Section 301.)

     The junior subordinated debentures will be limited in total principal amount to the sum of the aggregate liquidation amount of the preferred trust securities of TXU Capital and the consideration paid by TXU Corp. for the common trust securities of TXU Capital. The junior subordinated debentures are unsecured, subordinated obligations of TXU Corp. which rank junior to all of TXU Corp.'s Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Corp., for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp. unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Corp. under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101 ("Senior Indebtedness").) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee. (Trust Agreement, Section 9.04.)

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each junior subordinated debenture payable on any interest payment date will be paid to the person in whose name that junior subordinated debenture is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any junior subordinated debenture, the defaulted interest may be paid to the holder of such junior subordinated debenture as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that junior subordinated debenture may be listed, if the debenture trustee finds it workable. (Subordinated Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the junior subordinated debentures at maturity will be payable upon presentation of the junior subordinated debentures at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the junior subordinated debentures, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Subordinated Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of junior subordinated debentures may be registered, and junior subordinated debentures may be exchanged for other junior subordinated debentures of the same series of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the junior subordinated debentures and may designate additional places for registration and exchange. (Subordinated Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the junior subordinated debentures. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of:

     o Any junior subordinated debenture during the 15 days before giving any notice of redemption; or

     o Any junior subordinated debenture selected for redemption except the unredeemed portion of any junior subordinated debenture being redeemed in part.

(Subordinated Indenture, Section 305.)

OPTIONAL REDEMPTION

     For so long as TXU Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the immediately preceding business day. These payments will have the same force and effect as if made on the date the payment was originally payable. (Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

     Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

     o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

     o    Distributions on the preferred trust securities; and

     o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

     Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Corp. will give TXU Capital and the debenture trustee notice of its election of an extension period prior to the earlier of:

     o One business day before the record date for the distribution which would occur if TXU Corp. did not make the election to extend; or

     o The date TXU Corp. is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date.

TXU Corp. will cause TXU Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Corp. will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

RESTRICTION ON DIVIDEND PAYMENTS

     So long as any preferred trust securities remain outstanding, if

     o TXU Corp. is in default under the guarantee or with respect to payments on the junior subordinated debentures;

     o There has occurred and is continuing an event of default under the junior subordinated debenture; or

     o TXU Corp. has elected to extend any interest payment period with respect to the junior subordinated debentures and that period, or any extension of it, is continuing;

then, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid on shares of its common stock;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock; or

     o Make any guarantee payments with respect to any of the above (other than payments under the guarantee).

(Subordinated Indenture, Section 608.)

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the junior subordinated debentures and the subordinated indenture to a wholly-owned subsidiary, provided that no event of default under the subordinated indenture, or event that with the passage of time or the giving of required notice, or both, would become an event of default under the subordinated indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the junior subordinated debentures and under the subordinated indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the junior subordinated debentures and the subordinated indenture.

     If such an assignment is made, unless the terms of the assigned junior subordinated debentures state otherwise:

     o TXU Corp. will be released and discharged from all its other obligations under the junior subordinated debentures and the subordinated indenture; and

     o Any covenants made by TXU Corp. with respect to the junior subordinated debentures would become solely covenants of, and would relate only to, the assuming subsidiary; provided, however, that the restrictions on certain payments during an extension of any interest payment period, described above under - "Option to Extend Interest Payment Period," would not apply to the assuming subsidiary.

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the junior subordinated debentures of a particular series if it irrevocably deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. (Subordinated Indenture,
Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

     o    Specified events of bankruptcy, insolvency or reorganization of TXU
          Corp.;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of the indebtedness; or

     o The maturity of any series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

(Subordinated Indenture, Section 1502.)

     Upon any distribution of assets of TXU Corp. to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2003, TXU Corp. had approximately $4.4 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

                    CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all junior subordinated debentures and the subordinated indenture;

     o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

(Subordinated Indenture, Section 1101.)

     The terms of the subordinated indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

     "Event of default" when used in the subordinated indenture with respect to any series of junior subordinated debentures, means any of the following:

     (1) Failure to pay interest including any additional interest on any junior subordinated debenture for 30 days after it is due;

     (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

     (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Corp. receives written notice from the debenture trustee or TXU Corp. and the debenture trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding junior subordinated debentures of that series;

     (4) Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the junior subordinated indenture; or

     (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

(Subordinated Indenture, Section 801.)

     An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default, except a default in the payment of principal or interest, if it considers such withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of all the junior subordinated debentures of that series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained by the debenture trustee, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the debenture trustee a sum sufficient to pay:

          (1) all overdue interest on all junior subordinated debentures of the series;

          (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

(Subordinated Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. (Subordinated Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

     No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing, inconsistent with such written request of holders.

(Subordinated Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

     TXU Corp. will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Corp. as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Corp. to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against TXU Corp. any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp. to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

     Without the consent of any holder of junior subordinated debentures, TXU Corp. and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the subordinated indenture and in the junior subordinated debentures;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the subordinated indenture;

     o    To add additional events of default under the subordinated indenture;

     o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

          (2) when no junior subordinated debentures of the affected series remain outstanding under the subordinated indenture;

     o To provide collateral security for all but not part of the junior subordinated debentures;

     o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment by a separate or successor debenture trustee or debenture co-trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o    To cure any ambiguity or inconsistency; or

     o To make any other provisions with respect to matters and questions arising under the subordinated indenture, provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

(Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the subordinated indenture. (Subordinated Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp. and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding, considered as one class, is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series the consent of the holders of which is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture, or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the junior subordinated debentures of that series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them.

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation amount of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation amount of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by TXU Corp. or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101 ("Outstanding").)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or in exchange for junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Corp. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor debenture trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as debenture trustee in accordance with the subordinated indenture. (Subordinated Indenture, Section 910.)

NOTICES

     Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register for junior subordinated debentures. (Subordinated Indenture, Section 106.)

TITLE

     TXU Corp., the debenture trustee, and any agent of TXU Corp. or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not such junior subordinated debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

     The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guarantee;

The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     TXU Corp. and TXU Capital may offer any of the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities described in this prospectus (Offered Securities) by one or more of the following methods:

     o SALES TO ONE OR MORE UNDERWRITERS OR DEALERS FOR PUBLIC OFFERING AND RESALE - If TXU Corp. or TXU Capital uses underwriters in the sale of any of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those securities will be subject to certain conditions and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If TXU Corp. or TXU Capital uses a dealer in the sale of any Offered Securities, TXU Corp. or TXU Capital will sell the Offered Securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

     o SALES TO INVESTORS THROUGH ONE OR MORE AGENTS - TXU Corp. or TXU Capital may designate one or more agents to sell any of the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

     o SALES TO INVESTORS DIRECTLY - TXU Corp. or TXU Capital may sell any of the Offered Securities directly to one or more purchasers. In that case, no underwriters, dealers or agents would be involved.

     Underwriters, dealers and agents that participate in the distribution of any of the Offered Securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act) and any discounts or commissions received by them from TXU Corp. or TXU Capital and any profit on the resale by them of those Offered Securities may be treated as underwriting discounts under the Securities Act. TXU Corp. and TXU Capital will identify any underwriters, dealers or agents and describe their compensation in the applicable prospectus supplement.

     TXU Corp. or TXU Capital may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from TXU Corp. or TXU Capital to settle those sales or to close out any related open borrowings of stock, and may use securities received from TXU Corp. or TXU Capital in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

     TXU Corp. or TXU Capital may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase any of the Offered Securities from TXU Corp. or TXU Capital at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Corp. may have agreements with underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers. agents and remarketing firms may be required to make.

     TXU Corp. or TXU Capital may also offer and sell any of the Offered Securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (remarketing firms), acting as principals for their own accounts or as agents for TXU Corp. or TXU Capital. Any remarketing firm will be identified and the terms of its agreement, if any, with TXU Corp. or TXU Capital and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

     Each series of Offered Securities will be a new issue and, other than the common stock of TXU Corp., which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. TXU Corp. may decide to list any series of Offered Securities on a securities exchange, or in the case of its common stock, on any additional exchange. However, TXU Corp. will not be obligated to list any Offered Securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp. cannot assure that there will be any liquidity of the trading market for any of the Offered Securities.

     Underwriters, dealers, and agents may engage in transactions with, or perform services for, TXU Corp. or its subsidiaries in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2003, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K, filed with the SEC on March 15, 2004, which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the rescission of Emerging Issues Task Force Issue 98-10, as described in the Notes to the Financial Statements. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

                                    LEGALITY

     The legality of the securities described in this prospectus, other than the preferred trust securities, will be passed upon for TXU Corp. and TXU Capital by Thelen Reid & Priest LLP, New York, New York, and by Hunton & Williams LLP, Dallas, Texas, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters pertaining to incorporation of TXU Corp. and all other matters of Texas law will be passed upon only by Hunton & Williams LLP. Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Capital will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Corp. and TXU Capital. At March 31, 2003, the fair market value of securities of TXU Corp. and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams LLP and Thelen Reid & Priest LLP participating in the representation of the registrants in connection with the preparation of this prospectus was approximately $386,048 and $111,392, respectively. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by TXU Corp. in connection with the issuance and distribution of the securities to be registered.

Securities and Exchange Commission registration fee................   $  257,930
Legal fees and expenses............................................      750,000
Accountants' fees..................................................       50,000
Printing, including registration statement,
    prospectuses, exhibits, etc....................................       60,000
Trustees' fees and expenses........................................       30,000
Rating agencies' fees..............................................      150,000
Miscellaneous......................................................       35,000
                                                                      ----------
Total expenses.....................................................   $1,332,930
                                                                      ==========
-------------------
All of the above except the Securities and Exchange Commission registration fee are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

          The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this
     Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

     Article 2.02-1 of the Texas Business Corporation Act permits TXU Corp., in certain circumstances, to indemnify any present or former director, officer, employee or agent of TXU Corp. against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of TXU Corp.

     Article X of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

          A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

               (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

               (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

               (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

               (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

          If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 22 of the Restated Bylaws of TXU Corp. provides as follows:

          Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

     TXU Corp. has entered into agreements with its directors which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     TXU Corp. has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of TXU Corp. also have insurance which insures them against certain other liabilities and expenses.

ITEM 16.  EXHIBITS.

     The list of exhibits under the heading INDEX TO EXHIBITS beginning on page II-8 of this registration statement is incorporated into this Item 16 by reference.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of TXU Corp.'s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY


     Each director and/or officer of TXU Corp. whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement; and TXU Corp. hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, TXU Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and State of Texas, on the 4th day of May, 2004.

                                          TXU CORP.

                                          By:    /s/ C. John Wilder
                                               ---------------------------------
                                                    (C. John Wilder, President
                                                     and Chief Executive)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                         Signature                                       Title                        Date
                         ---------                                       -----                        ----
                     /s/ C. John Wilder                         Principal Executive Officer       May 4, 2004
-------------------------------------------------------------   and Director
      (C. John Wilder, President and Chief Executive)

                     /s/ H. Dan Farell                          Principal Financial               May 4, 2004
-------------------------------------------------------------   Officer
     (H. Dan Farell, Executive Vice President and Chief
                     Financial Officer)

                   /s/ David H. Anderson                        Principal Accounting              May 4, 2004
-------------------------------------------------------------   Officer
              (David H. Anderson, Controller)

                        /s/ Erle Nye                            Director                          May 4, 2004
-------------------------------------------------------------
              (Erle Nye, Chairman of the Board

                    /s/ Derek C. Bonham                         Director                          May 4, 2004
-------------------------------------------------------------
                     (Derek C. Bonham)

                   /s/ E. Gail de Planque                       Director                          May 4, 2004
-------------------------------------------------------------
                    (E. Gail de Planque)

                   /s/ William M. Griffin                       Director                          May 4, 2004
-------------------------------------------------------------
                    (William M. Griffin)

                      /s/ Kerney Laday                          Director                          May 4, 2004
-------------------------------------------------------------
                       (Kerney Laday)

                     /s/ Jack E. Little                         Director                          May 4, 2004
-------------------------------------------------------------
                      (Jack E. Little)


                                      II-5


                  /s/ J. E. Oesterreicher                       Director                          May 4, 2004
-------------------------------------------------------------
                   (J. E. Oesterreicher)

                   /s/ Michael W. Ranger                        Director                          May 4, 2004
-------------------------------------------------------------
                    (Michael W. Ranger)

                 /s/ Herbert H. Richardson                      Director                          May 4, 2004
-------------------------------------------------------------
                  (Herbert H. Richardson)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, TXU Capital III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, and State of New York on the 4th day of May, 2004.

                                          TXU CAPITAL III

                                          By:     /s/ Robert J. Reger, Jr.
                                              ----------------------------------
                                                      Robert J. Reger, Jr.
                                                      Authorized Representative


     Pursuant to the requirements of the Securities Act of 1933, TXU Capital IV certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, and State of New York on the 4th day of May, 2004.


                                          TXU CAPITAL IV

                                          By:     /s/ Robert J. Reger, Jr.
                                               ---------------------------------
                                                      Robert J. Reger, Jr.
                                                      Authorized Representative

                                INDEX TO EXHIBITS


           PREVIOUSLY FILED*
           WITH
           FILE              AS
EXHIBIT    NUMBER            EXHIBIT
-------    ------            -------

1(a)                                    --   Form of Underwriting Agreement
                                             with respect to Common Stock,
                                             Preference Stock, Stock Purchase
                                             Units and Unsecured Debt
                                             Securities.

1(b)                                    --   Form of Underwriting Agreement with
                                             respect to Preferred Trust
                                             Securities.

4(a)       333-37652             4(a)   --   Amended and Restated Articles of
                                             Incorporation of TXU Corp.

4(b)                                    --   Restated Bylaws of TXU Corp., as
                                             amended.

4(c)       1-12833                  1   --   Rights Agreement, dated as of
           Form 8-A (filed                   February 19, 1999, between TXU
           Feb. 26, 1999)                    Corp. and the Bank of New York,
                                             which includes as Exhibit A thereto
                                             the form of Statement of Resolution
                                             Establishing the Series A
                                             Preference Stock, Exhibit B thereto
                                             the form of a Right Certificate and
                                             Exhibit C thereto the Summary of
                                             Rights to Purchase Series A
                                             Preference Stock.

4(d)       1-12833               3(b)   --   Statement of Resolution
           Form 10-Q for                     Establishing Flexible Money Market
           the quarter                       Cumulative Preference Stock
           ended June 30,                     Series B of TXU Corp.
           2000

4(e)       333-49434             4(d)   --   Statement of Resolution
           333-49434-01                      Establishing Mandatorily
           333-49434-02                      Convertible Single Reset Preference
                                             Stock, Series C of TXU Corp.

4(f)       333-49434             4(e)   --   Form of Statement of Resolution
           333-49434-01                      Establishing a Series of Preference
           333-49434-02                      Stock.

4(g)                                    --   Form of Indenture (For Unsecured
                                             Debt Securities) of TXU Corp.

4(h)                                    --   Form of Officer's Certificate
                                             Establishing a Series of Unsecured
                                             Debt Securities, including Form of
                                             Debt Security.

4(i)                                    --   Form of Purchase Contract
                                             Agreement.

4(j)                                    --   Form of Pledge Agreement.

4(k)                                    --   Form of Remarketing Agreement.

4(l)       333-79221             4(g)   --   Trust Agreement and Certificate of
           333-79221-01                      Trust of TXU Capital III.
           333-79221-02
           333-79221-03

4(m)       333-79221             4(h)   --   Trust Agreement and Certificate of
           333-79221-01                      Trust of TXU Capital IV.
           333-79221-02
           333-79221-03

4(n)       333-49434             4(j)   --   Form of Amended and Restated Trust
           333-49434-01                      Agreement.
           333-49434-02

4(o)       1-12833               4(a)   --   Indenture (For Unsecured
           Form 8-K (filed                   Subordinated Debt Securities
           Jan. 19, 1999)                    relating to Trust Securities),
                                             dated as of December 1, 1998,
                                             between TXU Corp. and The Bank of
                                             New York as Trustee.

4(p)       333-49434             4(l)   --   Form of Officer's Certificate
           333-49434-01                      establishing the Junior
           333-49434-02                      Subordinated Debentures, including
                                             Form of Junior Subordinated
                                             Debenture

4(q)       333-49434             4(m)   --   Form of Guarantee Agreement
           333-49434-01                      relating to the preferred trust
           333-49434-02                      securities.

4(r)       333-49434             4(n)   --   Form of Agreement as to Expenses
           333-49434-01                      and Liabilities relating to the
           333-49434-02                      preferred trust securities is
                                             contained in Exhibit C of
                                             Exhibit 4(n) hereto.

4(s)       333-49434             4(o)   --   Form of preferred trust securities
           333-49434-01                      is contained in Exhibit D of
           333-49434-02                      Exhibit 4(n) hereto.

5(a)                                    --   Opinion of Hunton & Williams LLP,
                                             counsel for TXU Corp.

5(b)                                    --   Opinion of Thelen Reid & Priest
                                             LLP, counsel for TXU Corp.

5(c)                                    --   Opinion of Richards, Layton &
                                             Finger, P.A., Special Delaware
                                             Counsel to TXU Capital III and TXU
                                             Corp.

5(d)                                    --   Opinion of Richards, Layton &
                                             Finger, P.A., Special Delaware
                                             Counsel to TXU Capital IV and TXU
                                             Corp.

12(a)      1-12833                 12   --   Computation of Ratio of Earnings to
           Form 10-K                         Fixed Charges and Ratio of Earnings
           (2003)                            to Combined Fixed Charges and
                                             Preference Dividends of TXU Corp.

23(a)                                   --   Consent of Deloitte & Touche LLP.

23(b)                                   --   Consents of Hunton & Williams LLP,
                                             Thelen Reid & Priest LLP and
                                             Richards, Layton and Finger P.A.
                                             are contained in Exhibits 5(a),
                                             5(b) and 5(c)-5(d), respectively.

24                                      --   Power of Attorney (see page II-5
                                             and Section 4 of Exhibits 4(l) and
                                             4(m)).

25(a)                                   --   Statement of Eligibility on
                                             Form T-1 of The Bank of New York
                                             with respect to the Indenture (For
                                             Unsecured Debt Securities).

25(b)                                   --   Statement of Eligibility on
                                             Form T-1 of The Bank of New York
                                             with respect to the Indenture (For
                                             Unsecured Subordinated Debt
                                             Securities) of TXU Corp.

25(c)                                   --   Statement of Eligibility on
                                             Form T-1 of The Bank of New York
                                             with respect to the Amended and
                                             Restated Trust Agreement of TXU
                                             Capital III.

25(d)                                   --   Statement of Eligibility on
                                             Form T-1 of The Bank of New York
                                             with respect to the Guarantee
                                             Agreement relating to the Preferred
                                             Trust Securities of TXU Capital
                                             III.

25(e)                                   --   Statement of Eligibility on
                                             Form T- I of The Bank of New York
                                             with respect to the Amended and
                                             Restated Trust Agreement of TXU
                                             Capital IV.

25(f)                                   --   Statement of Eligibility on
                                             Form T-1 of The Bank of New York
                                             with respect to the Guarantee
                                             Agreement relating to the Preferred
                                             Trust Securities of TXU Capital IV.

25(g)                                   --   Statement of Eligibility on
                                             Form T-1 of The Bank of New York
                                             with respect to the Purchase
                                             Contract Agreement.

-------------------
* Incorporated herein by reference.